GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. Board of Directors Carvana, LLC We have examined Carvana, LLC’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for certain asset-backed securities transactions for which the Company acted as administrator involving a pool of fixed rate retail installment contracts used to finance the purchase of used automobiles, light-duty trucks, SUVs, and vans (the “Platform”) as of and for the year ended December 31, 2024, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i)(A, B, and D), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the asset-backed transactions and securities defined by management in Appendix A of Management’s Report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination. Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria. We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM GRANT THORNTON LLP 27777 Franklin Road Suite 800 Southfield, MI 48034 D +1 248 262 1950 F +1 248 350 3581 Exhibit 34.4

Our examination disclosed the following material noncompliance with respect to criteria 1122(d)(3)(i)(C) “reports to investors, including those to be filed with the Commission, are filed with the Commission as required by the rules and regulations,” applicable to the Company as of and for the year ended December 31, 2024 for the platform. 1. With respect to the servicing criterion 1122(d)(3)(i)(C), for certain Form 10-D filings made in the month of December 2024 for the November 1, 2024 through November 30, 2024 collection period, the servicer’s certificate for the October 1, 2024 through October 31, 2024 collection period was attached and disclosed within Exhibit 99.1. The impacted transactions were Carvana Auto Receivables Trust 2020-P1, Carvana Auto Receivables Trust 2021-P1, Carvana Auto Receivables Trust 2021-P2, Carvana Auto Receivables Trust 2021-P3, Carvana Auto Receivables Trust 2021-P4, Carvana Auto Receivables Trust 2022-P1, Carvana Auto Receivables Trust 2022-P2, Carvana Auto Receivables Trust 2022-P3, Carvana Auto Receivables Trust 2024-P2 and Carvana Auto Receivables Trust 2024-P3. In our opinion, except for the effects of the material noncompliance described in the preceding paragraph, Carvana, LLC complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2024 for the platform. The information included within the “Item 1122 of Regulation AB. Compliance with Applicable Servicing Criteria” section of Management’s Report is presented by the Company to provide additional information and is not a part of the Company’s servicing criteria. The information in that section has not been subject to the procedures applied in the examination of compliance with applicable servicing criteria, and accordingly, we express no opinion on it. /s/ Grant Thornton LLP Southfield, Michigan March 27, 2025